Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Pre-IPO Share Incentive Plan, 2020 Equity Incentive Plan, Management Share Incentive Plan, Employee Share Incentive Plan No.1 and Employee Share Incentive Plan No. 2 of Burning Rock Biotech Limited of our report dated February 18, 2020 (except for Note 19, as to which the date is May 22, 2020), with respect to the consolidated financial statements of Burning Rock Biotech Limited for the years ended December 31, 2018 and 2019, included in its prospectus dated December 3, 2020 (Form 424(b)(4)) filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Guangzhou, the People’s Republic of China

December 7, 2020